EXHIBIT 10.1
                              EMPLOYMENT AGREEMENT



         EMPLOYMENT AGREEMENT effective as of the 28th day of April, 2004, by and between FIND/SVP, INC., a New York corporation, having its principal executive offices at 625 Avenue of the Americas, New York, New York 10011 (hereinafter referred to as the "Company"), and Marc Litvinoff, an individual residing at 212 Johnson Avenue, Los Gatos, California 95030 (hereinafter referred to as the "Employee").

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, the Company provides global business advisory and other services; and

         WHEREAS, the Company and Employee have entered into a Letter Agreement of employment outlining the proposed terms of employment (the "Letter Agreement of Employment"); and

         WHEREAS, the Company and the Employee desire to formalize their relationship as hereinafter set forth;

         NOW,   THEREFORE,   in   consideration  of  the  terms  and  conditions
hereinafter set forth, the parties hereto agree as follows:

         1. EMPLOYMENT; POSITION; RESPONSIBILITIES.

                  1.1 The Company hereby employs and engages the Employee to serve as the Chief Operating Officer of the Company. In addition thereto, as a senior executive of the Company, Employee shall feel free to give the Company his input on any and all corporate developments and issues. In connection therewith, Employee shall be a member of the Company's Operating Management Group (the "OMG") whose function is to propose initiatives and supplemental strategies needed to move the Company to the next level of growth and to apply the Company's overall policies and strategies. Employee shall report to the Company's Chief Executive Officer.

                  1.2 The Employee hereby accepts said employment with the Company on the terms and conditions herein set forth and agrees to devote his full time, energy and skill during regular business hours exclusively to such employment. The Employee may serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments; provided that such activities do not individually or in the aggregate interfere with the performance of his duties under this Agreement.


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         2. TERM OF EMPLOYMENT.

                  2.1 The term (the "Term") of employment hereunder shall commence on May 17, 2004 ("Commencement Date") and shall continue until May 16, 2005 (the "Expiration Date"), provided that this Agreement shall be automatically renewed on the Expiration Date for an additional one year period (the "Renewal Term"), unless the Company notifies Employee (a "Renewal Notice") in writing at least sixty (60) days prior to such Expiration Date that it does not wish to renew this Agreement (a "Nonrenewal Event") and provided, however, that Employee's employment shall terminate sooner upon the occurrence of any of the following events:

                           (a)      The death of the Employee;
                           (b)      The  incapacity  of the  Employee as defined
                                    below;
                           (c) An act or omission to act on the part of the Employee which would constitute cause, as defined below, for the termination of employment, and the giving of written notice to the Employee by the Company that the Company elects to terminate the employment of the Employee;
                           (d) The Employee voluntarily leaves the employ of the Company; or
                           (e) Resignation by the Employee for good reason as defined below; or
                           (f) The Employee is terminated with or without cause.

                  2.2 The term "incapacity" as that term is used in Section 2.1(b) above and Section 2.4(a) below shall be deemed to refer to and include the absence of the Employee from his employment by reason of mental or physical illness, disability or incapacity for a continuous period of 90 days or for a period of 120 days in any six-month period, and the Company, at its option, elects to treat such illness, disability or incapacity as permanent in nature.

                  2.3 The term "cause" as that term is used in Section 2.1(c) above and Sections 2.4(a) and 3.6 below shall be defined as the occurrence of one or more of the following events:

                           (a) the Employee's conviction or pleading no contest in a court of law as to any crime involving money or other property or of a felony;
                           (b) the willful taking or attempted taking of any action by the Employee which results in damage to the Company, including any appropriation (or attempted appropriation) of (i) any of the Company's funds or property or (ii) a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; or
                           (c)      the   Employee's   breach   of  any  of  the
                                    provisions of Section 4 hereof; or
                           (d)      the   Employee's   refusal   or  willful  or
                                    intentional    failure   to    substantially
                                    perform,   or   performance   in  a  grossly
                                    negligent  manner of,  his duties  hereunder
                                    (other  than any  such  failure  or  refusal
                                    resulting   from  his   incapacity)  or  the
                                    Employee's refusal or willful or intentional failure to carry out the lawful directives of the


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

                                    Company'sChief   Executive  Officer  or  his
                                    carrying out of those objective in a grossly
                                    negligent  manner or the material default or
                                    breach  by  Employee   of  any   obligation,
                                    representation,    warranty,   covenant   or
                                    agreement  made by  Employee  herein  (other
                                    than Article 4 hereof);  provided,  however,
                                    that the Company  shall have given  Employee
                                    written   notice  of  any  such   cause  for
                                    termination  in  accordance   with  Sections
                                    2.1(c) and 7 hereof and Employee  shall have
                                    failed  to cure  such  cause  within 15 days
                                    after the date of such notice.  If the cause
                                    for termination set forth in this subsection
                                    2.3(d) is cured within the 15 day period, it
                                    shall be deemed for all purposes  that cause
                                    for  termination  has not  occurred  (except
                                    that if the same or a  similar  event to the
                                    one  resulting  in notice  pursuant  to this
                                    subsection  2.3(d) recurs after a cure,  the
                                    right   to  cure   the   second   cause   of
                                    termination, after notice with respect to the second event shall have been given, shall expire 24 hours after the time the notice is given).

                  2.4 The term "good reason" as that term is used in Section 2.1(e) above and Section 3.6 below shall be defined as the following:

                           (a) the material diminution of Employee's position or responsibilities and status with the Company;
                           (b) a relocation of the Company's principal offices and place of Employee's employment outside New York City, Westchester County or Fairfield County;
                           (c) the Company's material breach of any of its obligations under this Agreement; provided however, that the Employee shall have given Company written notice of any such cause for Good Reasons, and Company shall have failed to cure such cause (if curable) within 30 days after the date of such notice. If the cause for Good Reason is cured within the 30 day period, it shall be deemed for all purposes that such cause for Good Reason has not occurred.

         3. COMPENSATION: RELATED MATTERS.

                  3.1 (a) Employee shall receive a salary for his services hereunder at the rate of $230,000 per annum, payable in accordance with the Company's normal payroll procedure for executive employees.
                      (b) In addition  to the  Employee's salary,  the  Employee will be eligible to receive incentive compensation as follows:

                           i. Bonus target of $40,000 for calendar year 2004 upon the achievement of 2004 corporate EBITDA targets.

                           ii.      An  automobile   allowance  of  $500.00  per
                                    month.


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

                  3.2 The Company shall reimburse the Employee for all reasonable expenses incurred by him in connection with the business of the Company, provided Employee shall submit proper supporting documentation for such expenses. Any such expense or related group of expenses exceeding $7,500 in the aggregate shall be pre-approved in writing by the CFO or CEO of the Company prior to the incurrence of such expense.

                  3.3 Employee shall be eligible, to the extent he qualifies, for participation in any health or other group insurance plan of the Company and shall also be entitled to participate in any employee benefit programs of the Company for its key employees or for its employees generally.

                  3.4 Employee shall be entitled to four (4) weeks of paid vacation annually (subject to prorating for partial years), to be taken at such times as are consistent with the needs of the Company and the convenience of the Employee, plus such other holidays, personal days or other days as may be determined in accordance with the Company's policies as in effect from time to time.

                  3.5 (a) In the event the Employee's employment by the Company is terminated for "cause" pursuant to Section 2.1(c) hereof, or by virtue of
Section 2.1(d) hereof because the Employee voluntarily leaves the employ of the Company, the Employee shall be entitled to (i) the compensation provided for by
Section 3.1(a) hereof, and (ii) compensation accrued pursuant to Section 3.1(b) hereof, in each case only up until the date of termination of his employment.

                    (b) In the event the Employee's employment by the Company is terminated by the Company without cause, by the Employee for Good Reason, or as a result of a Nonrenewal Event or a Second Year Nonrenewal Event, the Employee (or his estate in the event such termination is due to the death of the Employee or the Employee dies subsequent to such termination) shall be entitled to receive (i) the compensation provided for in Section 3.1(a) hereof as may be adjusted upward and without taking into effect any Cash Compensation Reductions (as defined below) for the Severance Period (as defined herein) and (ii) any monies due and owing to the Employee pursuant to Section 3.1(b), provided that any benefit under Section 3.1(b)(ii) hereof shall only be provided for the Severance Period (collectively, the "Severance Benefit"). Subsequent to the Employee's separation from employment, should the Company discover that the Employee had violated Section 2.1(c) or Section 4 hereof, the Company shall not pay, and Employee shall not be entitled to receive, any portion of the Severance Benefit. The "Severance Period" shall be a period of six (6) months from the date of termination; provided, that for each full month that Employee is employed hereunder after the commencement of the Term, the Severance Period shall be increased by one additional month up to an additional six months (equaling up to an aggregate maximum Severance Period of twelve months).

                  For purposes of this Agreement, a "Second Year Nonrenewal Event" shall occur in the event that the Employee ceases to continue employment with the Company after the expiration of the Renewal Term because the Company does not offer to continue the Employee's employment hereunder for a third year on terms that are substantially the same as the terms contained in this Agreement, provided, however, that the cash compensation offered by the Company may be reduced (a "Cash Compensation Reduction") pro rata (but in no event less than 90% of the cash


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

compensation provided hereunder) to the same extent that a majority of the members of the Company's OMG shall also agree to accept a cash compensation reduction.

                  3.6 GRANT OF STOCK OPTIONS AND RESTRICTED STOCK. (a) Effective as of the "Commencement Date", the Company will grant to the Employee a ten-year Incentive Stock Option (the "Option") to purchase fifty thousand (50,000) shares of the Company's common stock, ("Common Stock") pursuant to the terms of a Stock Option Agreement attached hereto as EXHIBIT A.

                    (b) Effective as of the "Commencement Date", the Company will grant to the Employee 100,000 shares of restricted Common Stock at an exercise price of $.01 per share (the "Restricted Stock") pursuant to the terms of a Restricted Stock Award Agreement attached hereto as EXHIBIT B.

                    (c) Promptly upon commencement of a second year term hereunder, the Employee shall be awarded 25,000 shares of restricted Common Stock having terms and conditions substantially similar to the Restricted Stock described in (b) immediately above, other than the vesting provisions which shall be determined by the Company.

                  3.7 RELOCATION EXPENSES. The Company shall pay directly to, or on behalf of, Employee reasonable expenses in connection with the physical move of Employee and his immediate family (the "Direct Relocation Payment Amount") and shall also reimburse Employee for other normal and customary relocation expenses up to a maximum amount of $75,000 less the Direct Relocation Payment Amount (the "Relocation Reimbursement Amount", and together with the Direct Relocation Payment Amount, the "Relocation Payments"); provided, that Employee shall use all reasonable efforts to submit expense documentation to the Chief Financial Officer of the Company for approval prior to incurrence. However, if employee resigns without good reason or is terminated for cause prior to the end of the Term, an amount of the Relocation Payments shall be repaid to the Company by Employee in an amount equal to the product of the total Relocation Payments paid multiplied by a fraction the numerator of which is the number of full and partial months remaining until the one year anniversary date of this Agreement on the earlier to occur of the date of resignation or termination and the denominator of which is 12.

         4.       RESTRICTIVE COVENANTS.

                  For purposes of this Section 4, the definition "Company" shall include each of the Company's subsidiaries and affiliates.

                  4.1 ACKNOWLEDGEMENTS. Employee acknowledges that the Company is in the information services business and that the Employee, as an Executive Officer of the Company, will be familiar in detail with the activities of the Company and will participate in formulating the activities; that he will continue to be familiar in detail with the activities and future plans of the Company as they continue to develop during his employment; and that his position will give him a thorough knowledge of the Company's customers, suppliers and servicing and marketing operations and will place him in close and continuous contact with the Company's customers and suppliers. Employee further acknowledges that (a) if he were to compete with the Company by organizing,


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

directing, advising, assisting or becoming an employee of any competing business entity, as defined below, he could do great harm to the Company and would materially diminish or destroy the value to the Company of its customer and supplier relationships and servicing and marketing arrangements; (b) the services to be performed by Employee under this Agreement are for a special, unique, unusual, extraordinary and intellectual character; (c) the business of the Company are national and international in scope and their products are marketed throughout the United States and in other countries, territories and possessions; (d) the Company competes with other businesses that are or could be located in any part of the United States and in other countries, territories and possessions; and (e) the provisions of this Section 4 are reasonable and necessary to protect the business of the Company and will not restrict Employee from earning a livelihood.

                  4.2 CONFIDENTIALITY. Both during the Term of this Agreement and at all times thereafter, the Employee (i) shall treat as confidential all Confidential Information, (ii) without the prior written consent of the CEO of the Company, shall not use for any personal purposes, publish, reveal, divulge, transfer or otherwise disclose, or directly or indirectly make available to any party any of such Confidential Information except to such parties that either
(a) are employed by, or (b) have signed a confidentiality agreement with respect to such Confidential Information and such parties have a need for such information for purposes that are in the best interest of the Company, and (iii) shall not use Confidential Information in any way that is detrimental to the interests of the Company. The term "Confidential Information" shall mean any and all nonpublic knowledge relating to the business and affairs of the Company, and its trade secrets, business methodologies, financial information, customer and personnel information and data, creditors, shareholders, directors, contractors, agents, consultants, employees, terms of contracts, and other confidential or nonpublic information pertaining to the business practices, properties, services, products, ideas, know-how, improvements and developments of the Company conceived, developed or devised by or for the Company that is or is intended to be of a confidential nature, including, but not limited to, any and all knowledge relating to products, research, development, inventions, purchasing, accounting, finances, costs, profit margins, marketing, merchandising, selling, customer lists, customer requirements and personnel, pricing, pricing methods, computer programs and software, databases and data processing. The term "Confidential Information" shall include the aforementioned items notwithstanding the fact that such information may or may not be explicitly marked as confidential and notwithstanding the fact that such information could be independently developed by third parties, provided that nothing contained in this section shall be construed to prevent Employee from using any general technical know-how and information that is in the public domain or of a nature known generally throughout the industry or known to the Employee prior to the date hereof and nothing contained in this section shall be construed as imposing restraints upon the Employee's use of any information which is or has been rightfully obtained by the Employee from persons other than the Company where such persons are under no obligation of trust or confidence to the Company.

                  4.3 COMPETITIVE RESTRICTIONS. During the Term of this Agreement and during the Restricted Period (the Term of employment and the Restricted Period being collectively referred to as the "Covenant Period"; provided, that the Covenant Period shall be extended by the amount of time of any violation by the Employee of any covenant of this Section 4 to which the Covenant Period applies), unless otherwise consented to by the Company in writing, Employee shall not engage as founder, principal, partner, executive officer, owner, employee or consultant


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

of any competing business entity, as defined below; provided, that the Employee shall be permitted during the Covenant Period to own less than a 5% interest as a stockholder (and in no other capacity) in a company which is listed on any national stock exchange even though it may be in competition with the Company. As used in this Agreement, the term "competing business entity" shall mean any corporation, firm, partnership, association, trust, group, joint venture, individual proprietorship or other party engaged in a business to business rapid response information-on-demand business and such other businesses that the Company is actively engaged during the Term of this Agreement.

                  For purposes of this Agreement, the term Restricted Period shall be a period of six (6) months from the date of termination; provided, that for each full month that Employee is employed by the Company after the commencement of the Term, the Restricted Period shall be increased by one additional month up to an additional six months (equaling up to an aggregate maximum Period of twelve months).

                  4.4 DISCLOSURE. Employee shall, during the Term of his employment, promptly reveal to the Company all matters coming to Employee's attention pertaining to the business or interests of the Company.

                  4.5 NON SOLICITATION. Unless otherwise consented to by the Company in writing, Employee shall not during the Covenant Period, hire or solicit for hiring, on his own behalf or on behalf of any business entity, any employee of the Company, or any person who was an employee of the Company in the twelve (12) month period prior to such hiring or solicitation for hiring.

                  4.6 NON-INTERFERENCE; NON-DISPARAGEMENT. (a) At any time during the Covenant Period, the Employee shall not interfere with any of the Company's relationships with any party, including any party who, at any time during the Term, was an employee, contractor, supplier or customer of the Company. At any time during or after the Term, the Employee shall not make public statements which may negatively impact the Company or any of their respective shareholders, directors, officers, employees or agents with respect to the customers, suppliers, products, personnel or business of the Company. For purposes of this Section 4.6, "interfere" shall mean intentional or grossly negligent acts or conduct that is reasonably likely to hamper, hinder or disturb the relationships between the Company and any applicable party.

                  (b) At any time during or after the Term, the Company shall not make public statements which may negatively impact the Employee. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Company from making any public announcement deemed necessary, in the reasonable opinion of Company's counsel, in connection with any federal or state securities laws or stock exchange rules.

                  4.7 INVENTIONS. Employee will promptly disclose to the Company all designs, processes, inventions, improvements, discoveries and other information related to the business of the Company (collectively "developments") conceived, developed or acquired by him alone or with others during the Term in connection with his employment with the Company. All such developments shall be the sole and exclusive property of the Company, and upon request the Employee shall deliver to the Company all drawings, models and other data and records relating to


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

such developments. In the event any such developments shall be deemed by the Company to be patentable or copyrightable, the Employee shall, while employed, at the expense of the Company, assist the Company in obtaining any patents or copyrights thereon and execute all documents and do all other things necessary or proper to obtain letters patent and copyrights and to vest the Company with full title thereto.

                  4.8 USE AND RETURN OF MATERIALS. Employee shall not, during his Term of employment or upon termination thereof, remove from the offices of the Company, any studies, samples, reports, plans, contracts, publications, customer lists or other similar items nor copies or facsimiles thereof, except as the same may relate to the performance of Employee's duties hereunder, or as otherwise authorized by the Company. At the termination of Employee's employment with the Company the Employee shall return to the CEO of the Company the originals and all copies of correspondence, memoranda, papers, files, records, and other materials that may at any time have come into the possession of Employee and relate to the business and affairs of the Company.

                  4.9 COSTS OF ENFORCEMENT. In the event that the Company brings an action or arbitration proceeding to enforce its rights under this Section 4, the party that substantially prevails in such arbitration proceeding or action shall be entitled to recover from the party or parties against whom the order or award is given or the award or judgment is entered all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party or parties with respect to such action or proceeding, such award of costs and expenses to be determined by the arbitrator(s) or the Court, as the case may be.

         5. SEVERABILITY OF COVENANTS.

                  The provisions of Section 4 of this Agreement contain a number of separate and divisible covenants, all of which are included respectively in said Section for the purpose of brevity only, and each of which shall be construed as a separate covenant and shall be separately enforceable, and if any court of competent jurisdiction shall determine that any part of said Section, or any part of any sentence or paragraph thereof, or any such separate covenant therein contained, is unduly restrictive or void, the remaining part or parts, or the other separate covenants, shall be considered valid and enforceable, notwithstanding the unenforceability of such part or separate covenant.

         6. REMEDIES.

                  Employee acknowledges that it will be impossible to measure in money the damage to the Company of a breach of any of the provisions of Section 4; that any such breach will cause irreparable injury to the Company and that the Company, in addition to any other rights and remedies existing at law or equity or by statute, shall be entitled to an injunction or restraining order restraining Employee from doing or continuing to do any such acts and any other violations or threatened violations of Section 4, and Employee hereby consents to the issuance of any such injunction or restraining order without bond or security.


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

         7. NOTICES.

                  All notices required or permitted to be given by any party hereunder shall be in writing and delivered in person or mailed by registered or certified mail, return receipt requested, to the other parties addressed as follows:

                  (a) If to the Employee to 212 Johnson Avenue, Los Gatos, California 95030 with a copy to Kaiser Saurborn & Mair, P.C., 20 Exchange Place, New York, New York 10005, Attention: David N. Mair, Esq.;

                  (b) If to the Company to 625 Avenue of the Americas, New York, New York 10011, Attention: Chief Executive Officer, with a copy to Kane Kessler, 1350 Avenue of the Americas, New York, New York 10019, Attention: Robert L. Lawrence, Esq.; or to such other addresses as the parties may direct by notice given pursuant hereto. Any notice mailed as provided above shall be deemed completed on the date of receipt.

         8. ENTIRE AGREEMENT.

                  The provisions hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, replace and terminate all existing oral or written agreements concerning such subject matter. No modification, supplement or discharge hereof shall be effective unless in writing and executed by or on behalf of the parties hereto.

         9. WAIVER.

                  No waiver by any party of any condition, term or provision of this Agreement shall be deemed to be a waiver of a preceding or succeeding breach of the same or any other condition, term or provision hereof.

         10. ASSIGNABILITY.

                  This Agreement, and its rights and obligations may not be assigned by Employee. This Agreement shall be binding upon the Company and its successors and assigns.

         11. GOVERNING LAW.

                  This   Agreement   shall  be  governed  by  and  construed  in
accordance with the laws of the State of New York.


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

         12.      ARBITRATION.

                  Except in the event of the need for immediate equitable relief from a court of competent jurisdiction to prevent irreparable harm pending arbitration relief, and except for enforcement of a party's remedies to the extent such enforcement must be pursuant to court authorization or order under applicable law, any dispute or controversy arising among or between the parties hereto regarding any of the terms of this Agreement or the breach hereof, the determination of which is not otherwise provided for herein, on the written demand of any of the parties hereto shall be submitted to and determined by arbitration held in the City of New York in accordance with the employment rules then obtaining of the American Arbitration Association. Any award or decision made by the arbitrators shall be conclusive in the absence of fraud, and judgment upon said award or decision may be entered in any court having jurisdiction thereof. The prevailing party in any arbitration or proceeding brought pursuant to this Section 12 shall be entitled to recover from the party or parties against whom such final determination or order is given all reasonable costs and expenses, including reasonable attorneys' fees and the arbitrator's fees, incurred by the prevailing party or parties with respect to such arbitration or court proceeding, such award of costs and expenses to be determined by such arbitrator or court.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

FIND/SVP, INC.



By:
   ------------------------------                      -------------------------
   DAVID WALKE                                         Marc Litvinoff
   Chief Executive Officer


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